Exhibit 23.6

CONSENT OF

JAMES TIENG

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Bankrate, Inc. in the Registration Statement of Bankrate, Inc. on Form S-1 (including any and all amendments or supplements thereto) (File No. 333-173550) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

/s/ James Tieng
James Tieng

May 26, 2011